UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 19, 2008

Rotech Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (407) 822-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2008, Rotech Healthcare Inc. (the “Company”) entered into a Corporate Integrity Agreement (the “CIA”) with the Office of Inspector General of the United States Department of Health and Human Services in connection with the resolution of a previously reported qui tam complaint brought by one of our former employees. The action was filed on April 6, 2004 and alleged violations of the False Claims Act between February 22, 1996 and April 30, 2003. In settling the litigation, the Company did not admit wrongdoing but will pay $2 million plus interest to the United States and $1.4 million to the former employee for expenses and attorney’s fees and costs. These amounts relating to the settlement were reflected in accrued expenses and other liabilities on the Company’s consolidated balance sheets as of March 31, 2008 and December 31, 2007.

The CIA is intended to promote continued compliance by the Company with the statutes, regulations, and written directives of Medicare, Medicaid, and all other federal health care programs. In addition, the CIA provides that the Company will maintain and enhance its existing compliance program. The Company is also subject to notification and reporting requirements with respect to specified events under the CIA. The CIA has a term of three years.

The foregoing description of the CIA is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Corporate Integrity Agreement dated May 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROTECH HEALTHCARE INC.

Date: May 21, 2008	By:	/s/ Steven Alsene
Steven Alsene Chief Financial Officer